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                                                                     EXHIBIT 3.4

                        SUNSTONE HOTEL INVESTORS, INC.

                             ARTICLES OF AMENDMENT

            Sunstone Hotel Investors, Inc., a Maryland corporation, having its principal office in the State of Maryland at c/o The Prentice-Hall Corporation System, Inc., 11 East Chase Street, Suite 7-C, Baltimore, Maryland 21202 (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST: The Corporation hereby amends its Charter as currently in effect by deleting in its entirety the definition of "Person" in SUBSECTION (a) of SECTION 2 of ARTICLE V of the Charter, and by inserting, in lieu thereof, the following:

            ""Person" shall mean an individual, corporation, partnership, limited liability company or partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity but does not include (i) an underwriter who participates in the Initial Public Offering or (ii) an underwriter who participates in any public offering of the Common Shares and/or Preferred Shares and/or securities convertible into or exchangeable for Common Shares and/or Preferred Shares subsequent to the Initial Public Offering (a "Secondary Offering") for a period of sixty (60) days following the purchase by such underwriter of the Common Shares and/or Preferred Shares and/or securities convertible into or exchangeable for Common Shares and/or Preferred Shares in such Secondary Offering."

            SECOND: The amendment to the Charter of the Corporation as hereinabove set forth was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation, as required by law.



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            THIRD: The amendments set forth herein do not change the authorized stock of the Corporation.

            FOURTH: By resolution of the Board of Directors of the Corporation, Roger M. Cohen, Esquire has been authorized as agent to witness these Articles of Amendment.

            FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

            IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its authorized agent on this 11th day of August, 1995.

                                     SUNSTONE HOTEL INVESTORS, INC.

                                     By:/s/ Robert A. Alter               (Seal)
                                        ----------------------------------
                                     Name:       Robert A. Alter
                                     Title:      President

WITNESS:

By:/s/ Roger M. Cohen
---------------------------------
Name: Roger M. Cohen, Esquire
Title:      Authorized Agent

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